UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 9, 2019

DERMIRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36668	27-3267680
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

275 Middlefield Road, Suite 150
Menlo Park, California		94025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 421-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	DERM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On October 9, 2019, Dermira, Inc. (“Dermira”) announced dosing of the first patient in a Phase 3 study evaluating the safety and efficacy of lebrikizumab in adult and adolescent patients ages 12 and older with moderate-to-severe atopic dermatitis. The initiation of the first Phase 3 clinical study in the lebrikizumab Phase 3 development program triggers a $7.5 million milestone payment by Almirall S.A. (“Almirall”) to Dermira pursuant to the option and license agreement between Dermira and Almirall under which Almirall acquired from Dermira the rights to develop lebrikizumab for the treatment or prevention of dermatology indications, including but not limited to atopic dermatitis, and commercialize lebrikizumab for the treatment or prevention of all indications in Europe. The $7.5 million milestone payment is part of the $30 million in aggregate milestone payments due from Almirall to Dermira in connection with the initiation by Dermira of certain Phase 3 clinical studies. The initiation of the lebrikizumab Phase 3 clinical study also triggers a $20.0 million milestone payment by Dermira to F. Hoffmann-La Roche Ltd (together with Genentech, Inc. “Roche”) pursuant to the license agreement between Dermira and Roche under which Dermira obtained exclusive, worldwide rights to develop and commercialize lebrikizumab for atopic dermatitis and all other therapeutic indications.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2019	DERMIRA, INC.

	By:	/s/ Andrew L. Guggenhime
	Name:	Andrew L. Guggenhime
	Title:	Chief Financial Officer